RESPONSE TO ITEMS 77.C. and 77.M.

Results of Special Contractholder Meetings

Special meetings of the contractholders of Thrivent Partner All Cap Growth Portfolio, Thrivent Partner All Cap Value Portfolio and Thrivent Partner Socially Responsible Stock Portfolio convened on August 2, 2013 to approve the mergers of each Portfolio into Thrivent Large Cap Stock Portfolio.

The results were as such:

Thrivent Partner All Cap Growth Portfolio

For:	1,065,771.791
Against:	54,013.529
Abstain:	54,450.633

Thrivent Partner All Cap Value Portfolio

For:	630,716.312
Against:	11,126.997
Abstain:	44,927.179

Thrivent Partner Socially Responsible Stock Portfolio

For:	594,227.483
Against:	229,913.434
Abstain:	43,270.861

The mergers occurred at the close of business on August 16, 2013.

Results of Special Contractholder Meeting

A special meeting of the contractholders of Thrivent Balanced Portfolio convened on August 2, 2013 to approve an amendment to the investment advisory agreement between Thrivent Financial for Lutherans and the Fund to increase the investment advisory fee paid by the Portfolio to Thrivent Financial.

The results were as such:

Thrivent Balanced Portfolio

For:	11,747,682.024
Against:	2,608,732.252
Abstain:	666,176.957

The increase to the investment advisory fee was effective on August 16, 2013.